Exhibit 7.10

CHINA EDUCATION INVESTMENT HOLDING LIMITED

Trinity Chambers, P.O. Box 4301

Road Town, Tortola

British Virgin Islands

Baring Private Equity Asia V Holding (4) Limited

(“Baring”)

112, Robinson Road, #11-03

068902 Singapore

Baring Private Equity Asia Limited

Suite 3801, Two International Finance Centre

Central, Hong Kong

Attention: Patrick Cordes

May 13, 2014

RE: Ambow Education Holding Ltd.

Sir or Madam,

We, China Education Investment Holding Limited (“we” or “CEIHL”), refer to the Restructuring Agreement dated May 5, 2014 (the “Restructuring Agreement”) among Ambow Education Holding Ltd. (in provisional liquidation), CEIHL and Edward Middleton, Wing Sze Tiffany Wong and Kris Brighton, each of KPMG (the “JPLs”). Reference is also made to the Undertaking given on May 5, 2014 (the “Undertaking”) by the JPLs and CEIHL in favor of Campus Holdings Limited, a Baring affiliate. Capitalized terms used and not otherwise defined herein have the same meaning as in the Restructuring Agreement.

In consideration for Baring’s waiver of the condition set out in Section 1.2(b) of the Undertaking, solely with respect to Guo Hong Debt, CEIHL agrees to the following: in the event that CEIHL or TDHRS or its affiliate, which such affiliate shall not be in any way related to the Group (each of CEIHL, TDHRS and such affiliate a “Porter Entity”), fails to provide, within 60 days of the date of Discharge, evidence reasonably satisfactory to Baring that a Porter Entity has irrevocably repaid the Guo Hong Debt in full, including (i) written confirmation addressed to the Company from Guo Hong that the debt has been fully and completely discharged and released and that Guo Hong has no further Claims against any company or entity within the Group or any assets thereof; and (ii) evidence delivered to Baring by a Porter Entity of the foregoing complete repayment of the Guo Hong Debt by such Porter Entity and further warranting that none of the Company or the Group has created, incurred or allowed to remain outstanding any indebtedness or other obligation (including without limitation to any Porter Entity) in connection with the Guo Hong Debt, then CEIHL shall purchase, at Baring’s option, the entire interest assigned to or held by Baring in the Company pursuant to the Loan Agreement (whether held in the form of Convertible Loans or Class A Ordinary Shares, the “Baring Interest”) for a consideration of USD 5 million in immediately available funds. Baring’s right to require CEIHL to purchase the entirety of the Baring Interest pursuant to the terms of this letter shall be exercised by providing written notice (the “Baring Notice”) to CEIHL at any time within the 60 day period following the expiry of the 60 day period referred to above and CEIHL shall purchase the Baring Interest within 10 days of the date of the Baring Notice by transferring the consideration therefor to an account specified in the Baring Notice.

CEIHL further agrees that in the event it or another Porter Entity does not comply with its obligations under Section 5.01(u) (True Up) of the USD Facility Agreement or Section 7.4 of the Restructuring Agreement within 60 days following the Effective Time, CEIHL shall distribute to Baring that number of Class A Ordinary Shares held by it as of the date falling 60 days after the Effective Time calculated with reference to Section 7.01(q) of the USD Facility Agreement as if the denominator in clause (y) of row 2 (Other Lender) of that calculation equaled USD 48 million minus the amount CEIHL or another Porter Entity should have paid pursuant to Section 7.4 of the Restructuring Agreement and/or Section 5.01(u) (True Up) of the USD Facility Agreement.

The provisions of this letter may only be amended, varied in writing and signed by the authorized representatives of both CEIHL and Baring.

Sections 7 though 10 of the Undertaking apply to this letter as if they were set out herein, except that any written communications to either party with respect to this letter shall be sent to its address or addresses written below.

This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page follows]

Please acknowledge your acceptance of this agreement by signing where indicated below.

Yours Sincerely

CHINA EDUCATION INVESTMENT HOLDING LIMITED, by its duly authorized Director

By:	/s/ John R. Porter
Name: John R. Porter
Title: Director

Trinity Chambers P.O. Box 4301, Road Town Tortola, British Virgin Islands Attention: John R. Porter john.porter@c6-intelligence.com

Acknowledged by

BARING PRIVATE EQUITY ASIA V HOLDING (4) LIMITED

By:	/s/ Mark Beckett
Name: Mark Beckett
Title: Director

112, Robinson Road, #11 -03 068902 Singapore

Baring Private Equity Asia Limited Suite 3801, Two International Finance Centre Central, Hong Kong Attention: Patrick Cordes

[Signature Page to Letter Agreement]